Ener1, Inc.
550 West Cypress Creek Road
Suite 120
Ft. Lauderdale, Florida 33309

October 29, 2003

Randall Paulfus
6950 N.E. 7th Avenue
Boca Raton, Florida 33487

Dear Randall:

Please allow this letter to serve as the entire agreement between Ener1, Inc. (the “Company”) and you, Randall Paulfus (the “Employee”) with respect to certain aspects of your employment with the Company.

Acknowledgement

The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources. The Company further acknowledges and agrees that the Employee has requested that a portion of his or her compensation be allocated to Tatum as compensation for Tatum’s provision of resources to the Employee as provided in the Resources Agreement between the Company and Tatum, dated on or about the date of this agreement. The Company and the Employee agree that any payments made to Tatum will reduce the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

Beginning Date

The Employee will work for the Company beginning on November 10, 2003.

Compensation

Salary:                $175,000.00 per year, payable twice monthly, in accordance with the Company's normal practices.

(After allocation of a portion of the Salary to Tatum, the Employee will be paid $145,833.33 per year).

Cash Bonus:     In accordance with policy for other senior executives, but subject to determination and approval by the Company of a specific arrangement for the Employee.

Equity:               Options to purchase 200,000 shares of Ener1, Inc. common stock at current market price.
                            Vesting - 1/3 each twelve months, in arrears (i.e., first 1/3 at twelve months, etc.).

Other Compensation Provisions: In accordance with policy for other senior executives.

Benefits

The Employee will be eligible for any Company employment retirement and for vacation and holidays consistent with the Company’s policy and if as an when offered by the Company, as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility to the extent allowed by law.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit and disability plans, the Employee will participate in Tatum’s group plans as a partner of Tatum, and the Company will pay the Employee an amount equal to the costs that would normally be incurred by the Company for the Employee’s participation in the Company’s plans. Such payment will be made at least monthly as an expense reimbursement and not part of employee compensation. Notwithstanding the above, the Company may include the Employee as a participant in the Company’s own disability plan or other benefit plans if such plans are not provided by Tatum.

The Employee must receive written evidence that the Company maintains adequate director and officer insurance to cover the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

The Company agrees to indemnify the Employee in accordance with and subject to the indemnification provisions of its by-law relating to indemnification of officers and directors.

Termination

The Company may terminate the Employee’s employment with cause (defined to include willful misconduct, continued failure to follow reasonable instructions of the Chairman and CEO related to the Employee’s principle duties and responsibilities, fraud, theft and crimes of moral turpitude) immediately at any time and without cause upon at least 30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that, in the case of termination without cause, such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice, except in the case of termination for cause or if the Company requests the Employee not to continue rendering services. The Employee may terminate this letter agreement immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or permanent disability of the Employee. For purposes of this agreement, permanent disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

The Employee’s Salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

If the Company terminates this Agreement for cause, no further payments from the Company will be required hereunder. If this agreement is terminated within 90 days of the Employee’s start of employment without cause, or by the Employee for cause, the Employee shall be entitled to receive one month’s Salary, plus prorated portions of all cash bonuses earned under this Agreement. If this agreement is terminated after 90 days from the Employee’s start of employment without cause, or by the Employee for cause, the Employee shall be entitled to receive two month’s Salary, plus prorated portions of all cash bonuses earned under this Agreement.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this agreement concerning the payment of Salary and Bonuses will survive any termination or expiration of this agreement, subject, however, to the terms of this Agreement.

The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Ener1, Inc.

By: ____________________________
Signature

Name: Kevin Fitzgerald
Title: Chairman and Chief Executive Officer

Acknowledged and agreed by:

EMPLOYEE: __________________________ (Signature) Randall Paulfus Date:________________